Exhibit 16.1

February 8, 2006

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC 20549

Re: China Media Networks International, Inc.

We have read the statements made by China Media Networks International, Inc. (the "Registrant") contained in the Registrant's Current Report on Form 8-K/A dated February 8, 2006, which we understand will be filed with the United States Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements concerning our firm in such Form 8-K/A.

Sincerely,

ARMANDO C. IBARRA, CPA APC

By:  /s/ Armando C. Ibarra

Name: Armando C. Ibarra